Exhibit 10.109

MEMORANDUM OF UNDERSTANDING

MEMORANDUM OF UNDERSTANDING dated as of 3/18/2013 (this "MOU"), by and between VG Life Sciences Inc., A Delaware corporation ("VGLS"), and MedBridge., a California Limited Liability Corporation ("MedBridge"), with respect to mutual agreement for VGLS and MedBridge to enter into a 2-year Strategic Collaboration, where MedBridge will provide financial support, administrative support and other services to enable and drive the research forward and provide certainty for VGLS to meet operating expenses.

The understanding and agreement of VGLS and MedBridge with respect to such Strategic Collaboration embodied in this MOU is as follows:

1.     MedBridge shall provide full administrative services to VGLS, including but not limited to accounting, documentation support, clerical, reception, public relations, and any administrative matter that both parties may deem necessary. Both parties at this time value such support and service to be at a minimum of twenty thousand dollars ($20,000.00) per month and to be reviewed and adjusted quarterly as needed. Such support will exclude quarterly and annual audited financial statements and legal opinions associated with maintaining a public company.

2.     MedBridge shall provide offices for the Corporate Headquarter of VGLS in Santa Barbara.

3.     MedBridge shall provide a credit line of Five Hundred fifty Thousand ($550,000). Fifty Thousand ($50,000.00) of which VGLS acknowledges receipt. The next $300,000 will be drawn by VGLS in in equal monthly installments over 24 months. The final Two Hundred Thousand ($200,000.00) will be available to VGLS after 6 months at the discretion of MedBridge.

4.     John Tynan and David Odell will be added to the Board of VGLS; so long as the Board has four members then they shall share one vote.

5.     MedBridge Shall lend the employment services of Garrett Johnson for the exclusive benefit of VGLS for a period of Two years. If Johnson becomes unavailable due to his at will contract, MedBridge will see to hire a suitable replacement at a similar cost.

6.     All advances on the line of credit will be valued at an average stock price of 20 days pre closing of this transaction and all cost of MedBridge Fees in providing the services (valued at $20,000 per month) shall be paid in shares of VGLS common stock valued at average share price of the quarter with a 10% discount. For each share issued MedBridge shall receive one (1) warrant for every share issued to be exercised at the average share price mentioned above before the discount. Warrant expires after 18 months.

7.     Shares received by MedBridge pursuant to the terms of this MOU may not be sold for two (2) Years from the date of issuance. With the exclusion of the fifty thousand dollars that has already been received by VGLS.

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8.     Upon executing this MOU, MedBridge will have an option a 30 day option to advance VGLS up to One Hundred Thousand Dollars ($100,000.00) which will be paid in 1 year by cash or preferred shares. Interest and Shares price to be negotiated with the promissory note.

It is the intention of VRLS and MedBridge to negotiate in good faith and enter into a long-form agreement (the "Long-Form Agreement") within the next 60 days after the date of this MOU, which shall be based upon, and shall be consistent with, the terms and provisions of this MOU.

Until the Long-Form Agreement is entered into (or if in no Long-Form Agreement is entered into); this MOU shall constitute a legal and valid agreement between VGLS and MedBridge with respect to its subject matter. This MOU sets forth the entire understanding and agreement of VGLS and MedBridge with respect to the subject matter hereof and it may not be amended or modified, except by a written instrument executed by VGLS and MedBridge.

If this MOU meets with your approval and sets for the preliminary understanding agreement of VGLS and MedBridge with respect to the subject matter hereof, please have it signed by a duly authorized officer of MedBridge and return it to the undersigned.

Very truly yours,

VG Life Sciences Inc.

By: /s/ Haig Keledjian

Haig Keledjian

President

Agreed and Accepted

As of the__ day of
February 2013

MedBridge

By: /s/ David Odell

       David Odell

       Managing Member

MedBridge

By: /s/ John Tynan

       John Tynan

       Managing Member

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